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            Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the registration statement (Form S-3) and related prospectus of Complete Wellness Centers, Inc. for the registration of 1,865,366 shares of its common stock and to the incorporation by reference therein of our report dated March 31, 1999, with respect to the consolidated financial statements of Complete Wellness Centers, Inc. included in its annual report for the year ended December 31, 1998 filed with the Securities and Exchange Commission.

AMPER, POLITZINER & MATTIA
Edison, NJ 08818

June 29, 1999


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